EXHIBIT 4(iii)

         Amendment to the Commitment Letter by and among Nomura Securities International, Inc., Nomura Asset Capital Corporation and CRIIMI MAE Inc.





                                    AMENDMENT

     This amendment is dated as June 14, 1995. Reference is made to (i) the Commitment Letter dated as of April 30, 1993 (the "April Commitment Letter") by and among Nomura Securities International, INC. ("NSI"), Nomura Asset Capital Corporation ("NACC") and CRI Insured Mortgage Association, Inc. (now known as CRIIMI MAE INC.)("Criimi Mae"), as amended and (ii) the Commitment Letter dated as of October 27, 1993 (the "October Commitment Letter" and together with the April Commitment Letter the "Commitment Letters") by and among NSI, NACC, and Criimi Mae, as amended and (iii) each of the Committed Repurchase Agreements subject to the Commitment Letters, as amended. Terms not otherwise defined herein shall have the meanings set forth in the Commitment Letters.

1. The first paragraph of Section 3 of the April Commitment Letter is amended by deleting the phrase "the margin requirement for GNMA Securities is 105%" at the end thereof and replacing it with the following:

     "the margin requirement for GNMA Securities is 110%; provided, however, that NSI will not exercise its rights under Section 4(a) of the Committed Repurchase Agreement until the Collateral Deficit is less than or equal to 8% of the then outstanding Repurchase Price."

2. The first paragraph of Section 3 of the October Commitment Letter is amended by deleting the phrase "the margin requirement for GNMA Securities is 107%" at the end thereof and replacing it with the following:

     "the margin requirement for GNMA Securities is 110%; provided, however, that NSI will not exercise its rights under Section 4(a) of the Committed Repurchase Agreement until the Collateral Deficit is less than or equal to 8% of the then outstanding Repurchase Price."

3. Except as amended herein, all other terms and conditions of the Commitment Letters and the Facility Agreements, including amendments thereto, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto execute this amendment to the Commitment Letters.

CRIIMI MAE Inc.             Nomura Securities International, Inc.



By:/s/ Jay R. Cohen         By: /s/  William Rooney
   ------------------          -------------------------